EXHIBIT 99.1

INVESTOR CONTACTS:

John Kelly, CFO
(413) 747-3305
jkelly@smith-wesson.com

Liz Sharp, Investor Relations
(480) 367-5015
lsharp@smith-wesson.com

Smith & Wesson Holding Corporation
Reaffirms Guidance for Fiscal 2005

Company Announces Early Adoption of SFAS 123R
for Expensing Stock-Based Compensation

SPRINGFIELD, Mass., June 29, 2005 — Smith & Wesson Holding Corp. (AMEX: SWB), parent company of Smith & Wesson Corp., the legendary 153-year old global provider of products and services for safety, security, protection and sport, today reaffirmed its guidance for fiscal 2005 revenue and earnings. The Company indicated that its revenue and earnings per share are expected to fall within the high end of the range of its guidance, before taking into account expected adjustments to reflect the early adoption of SFAS 123R.

Specifically, we expect net product sales for fiscal 2005 to be approximately $124 million, a 5% increase over the $117.9 million reported for fiscal 2004. Firearms sales for fiscal 2005 are expected to increase by approximately 11% over fiscal 2004 levels. Income for fiscal 2005 is expected to be between $5.1 million and $5.9 million, or $0.14 and $0.17 per fully diluted share, compared with $1.4 million, or $0.04 per fully diluted share, for fiscal 2004, not including adjustments related to APB 25, and the early adoption of SFAS 123R. Although we are still calculating the precise effect of the adoption of SFAS 123R, we believe that the early adoption of SFAS 123R will result in a reduction in net income of between $1.0 million and $1.2 million, or between $.03 and $.04 per diluted share, for fiscal 2004 and between $400,000 and $600,000, or between $.01 and $.02 per diluted share, for fiscal 2005.

Barry Monheit, Chairman of the Board of Directors, said, “While the decision to early adopt SFAS 123R will decrease earnings on a historic and prospective basis, as will be the case for most companies, it will have absolutely no impact on our cash position, our strategy for growth, or our positive outlook for the future of our company. It also has no bearing on the tremendous accomplishments made in fiscal 2005 by our new management team, headed by Michael Golden, President and CEO. The Board is extremely satisfied with the Company’s operational performance under Mike’s leadership for the past six months, and we are equally pleased with the direction he has set for the future.”

Michael Golden, President and CEO, said, “One of our key accomplishments in fiscal 2005 was the establishment of a highly seasoned and capable executive management team, comprised of professionals with impressive experience and accomplishments. We expect fiscal 2006 revenue growth in our core business in the range of 10% to 12%, with gross margins continuing to improve over the course of 2006. We plan to support this growth with incremental revenue from new products, including shipments of our award-winning Model 460-XVR revolver, named Handgun of the Year by the Shooting Industry Academy of Excellence. In addition, this summer we will launch our Military & Police (M&P) pistol series. The M&P is a significant new Smith & Wesson product, created by our own craftsmen and carefully designed to capture a sizeable portion of the federal, military and law enforcement markets. In fact, we have tested the M&P 40, the first pistol in the series, with over a dozen separate law enforcement agencies across the country. We are exceptionally pleased with the response.”

Accounting Matters

The Company has elected to early adopt the new accounting standard on stock-based compensation (Statement of Financial Accounting Standard No. 123R, Share-Based Payment) for the fiscal year ended April 30, 2005. The Company previously accounted for stock-based compensation under Accounting Principles Board (APB) No. 25. SFAS 123R, which modifies SFAS 123, “Accounting for Stock-Based Compensation,” requires that all stock-based compensation, including grants of employee stock options, be accounted for using a fair-value based method. The Company is electing the modified retrospective transition method to all prior years for which SFAS 123 was in effect. SFAS 123R replaces our current method of accounting for equity compensation under APB 25.

If the Company had not retroactively adopted SFAS 123R, the Company would have been required to retroactively apply variable accounting treatment under APB 25, the Company’s method of accounting for equity compensation prior to the Company’s adoption of SFAS 123R, to account for certain warrants issued in May 2001 because the warrants were issued for past services by two former employees and contained a cashless exercise feature. The Company plans to restate its financial statements for fiscal 2002, fiscal 2003, and fiscal 2004 and the first three quarters of fiscal 2005 to reflect the retroactive adoption of SFAS 123R as well to disclose the impact of variable accounting on the warrants had APB 25 remained applicable. The restatements will be included in the Form 10-K Report for the year ended April 30, 2005.

The Company will file a Form 8-K with the SEC relating to these accounting matters. These accounting matters have no impact on the Company’s cash position.

The Company plans to discuss its actual financial results for the fourth quarter and full year ending April 30, 2005 as well as its detailed outlook for fiscal 2006 on a teleconference and web-cast to be held in conjunction with the announcement of those results.

About Smith & Wesson

Smith & Wesson Corp. is one of the world’s largest providers of firearms, accessories and services for the global safety, security, protection and sport markets. The company manufactures firearms and handcuffs for law enforcement customers, and is home to America’s longest-running firearms training facilities for America’s public servants. The company also markets a variety of products including firearm safety/security devices, shooting protective gear, knives, apparel, footwear and other accessory lines. The Company is based in Springfield, Mass., with manufacturing facilities in Springfield and Houlton, Maine. Contact (800) 331-0852 or log on to www.smith-wesson.com.

Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s anticipated sales, growth rates, earnings and financial performance for the fiscal year ended April 30, 2005 and for the fiscal year ending April 30, 2006; the Company’s plans to introduce its M&P pistol series; and the ability of the Model
460-XVR, M&P pistol, or any Smith & Wesson product to capture market share. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the ability to produce financial results that fall within expected ranges; the Company’s strategies; demand for the Company’s products; and other risks detailed from time to time in the Company’s reports filed with the SEC.

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